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                                 June 21, 1996



Mr. Kenneth Guerrini
Gander Mountain, Inc.
P. O. Box 128
Wilmot, WI  53192

     Re: Gander Mountain, Inc.

Dear Mr. Guerrini:

     We are writing as agent (the "Agent") for Bank One, Milwaukee, National Association, Firstar Bank Milwaukee, N.A., LaSalle National Bank, NBD Bank, formerly known as NBD Bank, N.A. and Harris Trust and Savings Bank (collectively, the "Banks") in connection with the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 22, 1994 and amended by First Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement dated August 18, 1995, Eleventh Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement dated May 17, 1996 and Twelfth Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement dated June 14, 1996 (collectively, the "Loan Agreement") among Agent, the Banks and Gander Mountain, Inc. (the "Borrower").

     The Borrower has requested that the Banks extend the June 21 date for entering into a contract for sale of Borrower's and its Subsidiaries' assets as contained in section 1.87 of the Loan Agreement from June 21, 1996 to June 25, 1996 to allow time for Borrower's Board of Directors to meet to consider one or more alternatives. In connection with such request, the Borrower has informed the Agent that Borrower does not have need for additional loan advances from and including June 21, 1996 through and including June 25, 1996, other than miscellaneous expenses and miscellaneous checks outstanding, which, in the aggregate, will not exceed $310,000 of advances during such period.

     On behalf of the Banks, the Agent hereby agrees, effective upon the Agent's receipt of a copy of this letter signed by Borrower in the space provided below, that the requirement that Borrower and its Subsidiaries enter into a contract for sale of substantially all of the assets of Borrower and its Subsidiaries satisfactory to Borrower and Banks on or before June 21, 1996 is hereby waived until June 25, 1996. By signing below, Borrower agrees that loan advances

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from and including June 21, 1996 through and including June 25, 1996 will not exceed in the aggregate $310,000, and that Borrower shall comply with all other terms and conditions of the Loan Agreement.


                                     Very truly yours,




                                     Paul G. Karlen
                                     Vice President


Acknowledged and Agreed to this ___ day of June, 1996.

Gander Mountain, Inc.




By:  ____________________________
     Kenneth Guerrini